Exhibit 99.2A2

                                                                    Exhibit A.2


                             CERTIFICATE OF TRUST
                                      OF
                       THE CAMPBELL MULTI-STRATEGY TRUST


     THIS Certificate of Trust of The Campbell Multi-Strategy Trust (the "Trust"), dated June 28, 2005, is being duly executed and filed by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. ss.3801, et seq.) (the "Act").

     1. Name. The name of the statutory trust formed hereby is The Campbell Multi-Strategy Trust.

     2. Registered Office. The address of the Trust's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

     3. Registered Agent. The name and address of the registered agent for service of process on the Trust in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

     4. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

     5. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act



                                           /s/ Bruce L. Cleland
                                  ----------------------------------------
                                  Bruce L. Cleland, not in his individual
                                  capacity but solely as a trustee